Exhibit 99.1

ANTARES PHARMA APPOINTS FRED M. POWELL, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

EWING, NJ, October 31, 2016 -- Antares Pharma, Inc. (NASDAQ: ATRS) today announced the appointment of Fred M. Powell to the position of Senior Vice President, Chief Financial Officer effective October 31, 2016.  Mr. Powell has a diversified corporate background including more than 20 years of financial experience within the biotech and pharmaceutical industry.

Most recently, Mr. Powell served as Vice President and Chief Financial Officer for Celator Pharmaceuticals, which was a publicly-held biopharmaceutical company engaged in the development of a portfolio of cancer therapies.   At Celator, he was responsible for the Company’s accounting, corporate finance and financial planning functions and played an integral role in the sale of Celator to Jazz Pharmaceuticals for over $1.5 billion.  Prior to joining Celator, Mr. Powell was the chief financial officer of OraPharma, Inc. where he helped develop and grow the specialty healthcare company with annual sales of approximately $100 million until its acquisition by Valeant Pharmaceuticals in June, 2012.  Mr. Powell was also chief financial officer of BMP Sunstone Corporation, a publicly traded U.S. specialty pharmaceutical company with annual sales in excess of $150 million, where he helped guide rapid double-digit growth and its eventual sale to Sanofi-Aventis for $520 million.   He also held senior finance and administration positions at Eximias Pharmaceutical Corporation, Innaphase Corporation and ERT.  Mr. Powell began his career with KPMG Peat Marwick and is a graduate of Penn State University.

Robert F. Apple, President and Chief Executive Officer of the Company, stated, “We are very pleased to have Fred join the executive leadership team at Antares Pharma, bringing with him over 25 years of extensive financial experience, including more than two decades of experience in the healthcare industry.  I believe Fred’s arrival will have a positive impact on our future growth, given his track record of successful business transactions in the areas of license agreements, joint ventures and acquisitions.”

“I’m very excited to be joining Antares Pharma, and I look forward to making an immediate contribution to the organization.”  Mr. Powell continued, “I believe that my background in finance and corporate development will complement the exciting business growth at Antares.  With novel technology that has produced three approved drug device combination products and three first-to-file partnered products under active review for marketing approval at the Food and Drug Administration, I believe Antares Pharma is well-positioned for continued growth.”

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company’s product, OTREXUP™ (methotrexate) injection for subcutaneous use, is approved in the U.S. for the treatment of adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. The Company and Teva Pharmaceutical Industries, Ltd. (Teva) recently announced the U.S. commercial launch of VIBEX® Sumatriptan Injection USP for the acute treatment of migraine and cluster headache.  Antares Pharma is also developing QuickShot® Testosterone for testosterone replacement therapy. The Company's technology platforms include VIBEX® disposable auto injectors, disposable multi-use pen injectors and reusable needle-free injectors. Antares Pharma has a multi-product deal with Teva that includes VIBEX® epinephrine, exenatide multi-dose pen, and teriparatide multi-dose pen.  Our reusable needle-free injector for use with human growth hormone (hGH) is sold worldwide by Ferring B.V.  The Company is also working with AMAG Pharmaceuticals on a subcutaneous method of administering Makena, a progesterone product indicated for use in lowering the risk of pre-term birth.  For more information, visit www.antarespharma.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: the future growth of Antares and the impact of Fred M. Powell, the timing and results of the phase 3 studies for QuickShot® Testosterone (QST) and acceptance of the data by the U.S. Food and Drug Administration (“FDA”); the timing and Company’s ability to successfully complete a New Drug Application (“NDA”) for QST, acceptance of the NDA for QST by the FDA and approval of the same by the FDA; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; continued growth of prescriptions and sales of OTREXUP™;; FDA action with respect to Teva’s Abbreviated New Drug Application (“ANDA”) filed for the Exenatide pen (generic version of Byetta) and future revenue from the same; Teva’s ability to adequately and timely respond to the Complete Response Letter received from the FDA for the VIBEX® epinephrine pen ANDA and approval by the FDA of the same, the timing and therapeutic equivalence rating thereof, and any future purchase orders and revenue pre or post FDA approval; the outcome of the pending patent litigation between Teva and Eli Lilly and Company regarding the Teriparatide multi-dose pen (generic version of Forteo); the timing and approval by the FDA of Teva’s ANDA for the Teriparatide multi-dose pen and any future revenue resulting therefrom;  the timing and results of the development project with AMAG Pharmaceuticals for an auto injector for Makena; the timing and results of research projects, clinical trials  and product candidates in development; actions by the FDA or other regulatory agencies with the respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Investor Contacts:

Jack Howarth

Vice President, Corporate Affairs

(609) 359-3016

jhowarth@antarespharma.com

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